AMENDED AND RESTATED EXHIBIT G-3






                           Atlanta Gas Light Company


                            Chattanooga Gas Company



            Statement of Operating Revenues, Pretax Operating Income

               and Total Assets (excluding non-utility property)


                                   (Millions)


                                Fiscal Year 1993                     Fiscal Year 1994                   Fiscal Year 1995<F1>
                     -----------------------------------   -----------------------------------  -----------------------------------
                          AGL/                       %          AGL/                       %         AGL/                       %
                      Chattanooga    Chattanooga   Chatt/   Chattanooga    Chattanooga   Chatt/   Chattanooga   Chattanooga  Chatt/
                      Consolidated   (Unaudited)   Consol   Consolidated   (Unaudited)   Consol  Consolidated   (Unaudited)  Consol
                     ------------  -------------  -------  -------------  ------------  ------  -------------  -----------   ------
Operating Revenues.     $1,130.3        $68.1       6.0%      $1,199.9       $ 74.8       6.2%     $1,063.0        $ 66.4      6.2%
Pre-tax Operating
   Income . . . . .     $  128.1        $ 7.7       6.0%      $  141.9       $  8.4       5.9%     $   92.9        $ 10.4     11.2%
Pre-tax Operating
   Income<F2> . . .                                                                                $  163.2        $ 10.6      6.5%
Total Assets -
   Excluding
   Nonutility
   Property . . . .     $1,515.2        $95.0       6.3%      $1,625.1       $104.1       6.4%     $1,628.3        $112.5      6.9%


____________________

<F1>   AGL's fiscal year ends on September 30.
<F2>   Excluding Non-recurring Restructuring Charges of AGL and Chattanooga.